Exhibit 10.65

Date: 27/05/2019

To: Mr. Saleh Mohamed Yammout

Dear Sir,

With reference to your job interview and the following discussions; we have the pleasure to submit our official work proposal as per the following terms and conditions:

Position:

You’ll work in the position of Chief Financial Officer.

Responsibilities:

You will report to the CEO or representative thereof.

Work Place:

Abu Dhabi - UAE and, you may be transferred to any other branch/ location within UAE as per the work needs pursuant to a notification to be submitted to you. You may be delegated on behalf of the company to different locations and countries if necessary.

Working Hours:

From Sunday to Thursday: From 8:30 am to 4:30 pm

Fridays & Saturdays are days off

Working hours may be changed from time to time as per the work requirements.

Date of commencement: From 27/ 05/2019

Benefits:

You will receive a total monthly salary of Sixty-Five Thousand Dirhams only (AED 65,000). The aforementioned salary includes: (basic salary & other allowances) as per the following:

a- Basic Salary:

The basic salary included in the above mentioned gross salary is Thirty Two Thousand and Five Hundred Dirhams only (AED 32,500).

Abu Dhabi, UAE

Tel + 971 2 633 3149

Fax + 971 2 633 3152

b- Other Allowances:

The remainder of the gross salary of Thirty-Two Thousand and Five Hundred Dirhams (AED 32,500) shall be distributed by the Employee for all other allowances as per the Employee’s personal preference.

Other Benefits Offered by the Company:

a.	Annual leave:

You’ll be entitled to an annual leave of 30 payable days after the completion of 12 month as of the date of employment.

b.	Travel tickets:

Business Class travel ticket for you and your wife to your home country after one year as of the date of employment.

c.	Medical Insurance:

The company will provide medical insurance as per UAE Fujairah Law.

Bonuses:

You may be provided with bonuses based on your performance and company’s evaluation and sole discretion.

Termination of Service:

The Notice Period will be one month notice by either party for employment termination.

Return of Company Property

Upon the termination of your employment, for any reason whatsoever, you must immediately deliver up to the Company all correspondence, documents, papers, memoranda, notes, records (including any contained in magnetic media or other forms of computer storage), videos, tapes, and/or any other property of the Company which may be in your possession or under your control. You must not allow the same to be used by any other party whatsoever, and you must return the property to the Company without making or retaining any copies of it.

Abu Dhabi, UAE

Tel + 971 2 633 3149

Fax + 971 2 633 3152

Confidentiality

You shall, during the continuance of your employment and at all times thereafter and/ or after the end of your employment term, keep with absolute secrecy and shall not reveal, disclose or publish outside the Company to any person, firm or organization, unless nominated by the Company, or otherwise utilise other than for the proper performance of your duties any information of a confidential nature. This includes without limitation trade secrets, know-how, inventions, designs, processes, formulae, notations, improvements, financial information and lists of clients concerning the affairs or business or products of the Company or of any Group Company or of any of their predecessors in business or of any of their suppliers, agents, distributors or customers of which you may now or hereafter know or learn while in the Company’s employment, and shall not use for your own purposes other than those of the Company or of any Group Company any such confidential information.

Best Interests of the Company

a.	At all times during the continuance of this Agreement you shall use your best endeavours to promote and protect the interests of the Company (and any sister Company) and shall faithfully and diligently perform such duties and exercise such powers as may from time to time be assigned to or vested in you and shall not do anything that is or could be harmful to the Company or any sister Company.

b.	You are required to devote your full time, attention and abilities to your job duties during working hours, and to act in the best interest of the Company. You must not be in any way directly engaged or concerned in any other business or undertaking without the written consent of the Board.

Business Interests

During your employment with the Company, and at any time during the period of two years following the end of your employment term; you shall not directly or indirectly:

a.	engage or be concerned or interested in any business which competes with the business of the Company or any sister Company in which you were involved during your employment; or

Abu Dhabi, UAE

Tel + 971 2 633 3149

Fax + 971 2 633 3152

b.	engage in competition with the Company or any sister Company, solicit away from the Company or any sister Company or deal with any of its or their clients with whom you had contact in the course of your employment; or

c.	engage or solicit the employment or engagement of any employee employed by the Company in any capacity at the date of your termination who at any time during the term of your employment reported directly or indirectly to you or with whom you had regular contact in the course of their employment.

d.	If any of the restrictions or obligations contained in this Clause are held not to be valid on the basis that they exceed what is reasonable for the protection of the goodwill or interest of the Company and any sister Company but would be valid if part of the wording were deleted then such restriction or obligation shall apply with such deletions as may be necessary to make such restriction or obligation enforceable.

Intellectual Property

a.	To the extent permitted by law, all rights in patents, copyright, registered. design right, design right, trademarks, confidential information and know-how which arise by virtue of your activities during your employment shall belong to the Company absolutely.

b.	You shall, at the request and expense of the Company, execute such documents and do such things as may be required to vest such rights in the Company or to provide evidence of such vesting, as the case may be.

Deductions and Set-offs

“You consent to the deduction and set-off from your Salary or from any other sums owed to you by the Company of any sums owing by you to the Company at any time, which shall for the purposes of this clause include any sums equal to any loss which has been or which the Company genuinely estimates will be incurred by the Company or any sister Company arising from a breach by you of any of the terms of this Agreement.

Abu Dhabi, UAE

Tel + 971 2 633 3149

Fax + 971 2 633 3152

Employment Term

The term of the contract shall be two renewable years after the consent of both parties.

Governing Law

This employment offer is governed by the laws of the Emirate of Fujairah, UAE.

You should comply with the rules of non-competitiveness, in particular, Art. 127 of Labor Law, UAE

Kindly note that this agreement will constitute an integral part of the Labor Contract.

In case you consent on the terms and conditions as mentioned above kindly sign below and return to the undersigned.

I accept the above mentioned terms and conditions.

Name: Mr. Saleh Mohamed Yammout

Date:

Signature:	/s/ Saleh Mohamed Yammout

Brooge Petroleum and Gas Investment Co.

Name: Mr. Nicolaas Paardenkooper

Position: CEO

Date:

Signature:	/s/ Nicolaas Paardenkooper

Abu Dhabi, UAE

Tel + 971 2 633 3149

Fax + 971 2 633 3152